UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2011

TRANSATLANTIC PETROLEUM LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-34574	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Akmerkez B Blok Kat 5-6 Nisbetiye Caddesi 34330 Etiler, Istanbul, Turkey	None
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +90 212 317 25 00

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4I under the Exchange Act (17 CFR 240.13e-4I)

Item 5.07	Submission of Matters to a Vote of Security Holders.

TransAtlantic Petroleum Ltd. (the “Company”), held its annual meeting of shareholders (the “Annual Meeting”) on June 27, 2011, to (i) elect six directors to the board of directors, each for a one-year term (“Proposal 1”), (ii) to appoint KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 and to authorize the audit committee to determine their remuneration (“Proposal 2”), (iii) to hold an advisory vote on executive compensation (“Proposal 3”) and (iv) to hold an advisory vote on the frequency of the advisory vote on executive compensation (“Proposal 4”). For more information about the foregoing proposals, see the Company’s definitive proxy statement dated May 16, 2011, the relevant portions of which are incorporated herein by reference.

The table below shows the final results of the voting at the Annual Meeting:

	Votes in Favor	Votes Cast Against	Votes Withheld	Broker Non-Votes
Proposal 1
N. Malone Mitchell, 3rd	240,132,033	644,803	109,511	23,011,612
Bob G. Alexander	235,848,742	948,334	4,089,271	23,011,612
Brian E. Bayley	222,570,174	6,780,669	11,535,504	23,011,612
Alan C. Moon	232,291,888	922,677	7,671,782	23,011,612
Mel G. Riggs	231,599,472	5,148,840	4,138,035	23,011,612
Michael D. Winn	228,046,721	5,166,636	7,672,990	23,011,612

	Votes in Favor	Votes Cast Against	Abstain	Broker Non-Votes

Proposal 2	263,734,138	96,213	67,608	—

	Votes in Favor	Votes Cast Against	Abstain	Broker Non-Votes

Proposal 3	235,677,787	4,972,122	262,429	22,985,621

	1 Year	2 Years	3 Years	Abstain

Proposal 4	59,642,861	659,020	180,257,065	353,392

Based on the results of the advisory vote on the frequency of the advisory vote on executive compensation, the Company has determined that it will hold the advisory vote on executive compensation every three years until the next advisory vote on the frequency of the advisory vote on executive compensation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2011

TRANSATLANTIC PETROLEUM LTD.

By:	/s/ Jeffrey S. Mecom
Jeffrey S. Mecom
Vice President and Corporate Secretary